As filed with the Securities and Exchange Commission on June 27, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SECUREWORKS CORP.

(Exact name of registrant as specified in its charter)

Delaware	27-0463349
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Concourse Parkway NE, Suite 500 Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

SecureWorks Corp. 2016 Long-Term Incentive Plan

(Full title of the plan)

Michael R. Cote

President and Chief Executive Officer

SecureWorks Corp.

One Concourse Parkway NE, Suite 500

Atlanta, Georgia 30328

(Name and address of agent for service)

(404) 327-6339

(Telephone number, including area code, of agent for service)

Copies to:

George B. Hanna Senior Vice President and Chief Legal Officer SecureWorks Corp. One Concourse Parkway NE, Suite 500 Atlanta, Georgia 30328 (404) 327-6339	Kevin K. Greenslade Hogan Lovells US LLP 7930 Jones Branch Drive McLean, Virginia 22102 (703) 610-6100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A common stock, par value $0.01 per share	4,000,000	$12.39	$49,560,000	$6,171

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement covers, in addition to the number of shares of Class A common stock, par value $0.01 per share (“Class A common stock”), of the registrant shown in the table above, an indeterminate number of shares of Class A common stock which, by reason of changes in the capitalization of the registrant and other events specified in the SecureWorks Corp. 2016 Long-Term Incentive Plan, may become subject to such plan.
(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices per share of the Class A common stock on June 21, 2018, as reported by the Nasdaq Global Select Market.

EXPLANATORY NOTE

In accordance with General Instruction E to Form S-8, this registration statement incorporates by reference the contents of Registration Statement No. 333-210866 on Form S-8 filed by SecureWorks Corp. (the “Company”) on April 22, 2016, relating to shares of Class A common stock issuable pursuant to the SecureWorks Corp. 2016 Long-Term Incentive Plan (the “Plan”). This registration statement, which is being filed to register an additional 4,000,000 shares of Class A common stock made available for issuance pursuant to the Plan by an amendment thereto, consists of the facing page, this page, other required information, required opinions, consents and other exhibits, and the signature page.

i

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference herein the following documents filed by it with the Securities and Exchange Commission (the “SEC”) under Commission File Number 001-37748 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portion of such documents deemed to have been furnished and not filed in accordance with SEC rules:

(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2018;

(2)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended May 4, 2018;

(3)	the Company’s Current Report on Form 8-K filed with the SEC on June 27, 2018; and

(4)	the description of the Company’s common stock set forth in its Registration Statement on Form 8-A filed on April 19, 2016, including any amendment or report filed for the purpose of updating such description.

In addition, the Company incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference in this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this registration statement from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

The Company herewith files or incorporates by reference the exhibits identified below:

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of SecureWorks Corp. (the “Company”) (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2016) (Registration No. 333-210866).

4.2	Amended and Restated Bylaws of SecureWorks Corp. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed with the SEC on April 22, 2016) (Registration No. 333-210866).

4.3	Specimen Certificate of Class A Common Stock, $0.01 par value per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on December 17, 2015) (Registration No. 333-208596).

4.4	SecureWorks Corp. 2016 Long-Term Incentive Plan, as amended and restated as of June 21, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 27, 2018) (Commission File No. 001-37748).

5.1*	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered.

23.1*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, relating to the financial statements of SecureWorks Corp.

24.1*	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 27, 2018.

SecureWorks Corp. (Registrant)

By:	/s/ Michael R. Cote
Name:	Michael R. Cote
Title:	President and Chief Executive Officer (Duly Authorized Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Cote, R. Wayne Jackson and George B. Hanna, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael R. Cote Michael R. Cote	President, Chief Executive Officer and Director (Principal Executive Officer)	June 27, 2018

/s/ R. Wayne Jackson R. Wayne Jackson	Chief Financial Officer (Principal Financial Officer)	June 27, 2018

/s/ Teri Miller Teri Miller	Vice President, Chief Accounting Officer (Principal Accounting Officer)	June 27, 2018

/s/ Michael S. Dell Michael S. Dell	Chairman of the Board of Directors	June 27, 2018

/s/ Pamela Daley Pamela Daley	Director	June 27, 2018

/s/ Egon Durban Egon Durban	Director	June 27, 2018

/s/ Mark J. Hawkins Mark J. Hawkins	Director	June 27, 2018

Signature	Title	Date

/s/ William R. McDermott William R. McDermott	Director	June 27, 2018

/s/ Yagyensh C. Pati Yagyensh C. Pati	Director	June 27, 2018

/s/ James W. Whitehurst James W. Whitehurst	Director	June 27, 2018

4